Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS

SECOND QUARTER 2003 RESULTS

BOCA RATON, Fla. – August 6, 2003 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $165.9 million for the second quarter ended June 30, 2003, a 5% increase over revenue of $158.7 million in the second quarter of 2002. Net income for the second quarter of 2003 decreased 15% to $6.8 million, or $0.21 per diluted share, and includes a previously disclosed charge of $0.02 per diluted share resulting from the write-off of certain loan fees associated with the Company’s amended and restated credit facility. Net income in the second quarter of 2002 was $8.0 million, or $0.24 per diluted share. Adjusted EBITDA (a non-GAAP financial measure defined as income from continuing operations before interest, income taxes, depreciation, amortization and non-recurring secondary offering costs), a key measure used by management to evaluate the Company's operations, was $13.6 million for the second quarter of 2003, which includes the write-off of loan fees as described above that reduced Adjusted EBITDA by approximately $1.0 million. Adjusted EBITDA for the prior year quarter was $16.3 million.

For the first six months of 2003, the Company reported revenue of $326.9 million compared to $316.9 million in the same six-month period of 2002. Net income declined to $13.9 million, or $0.43 per diluted share, versus net income of $15.0 million, or $0.44 per diluted share, in the first six months of 2002. Adjusted EBITDA declined to $28.2 million from $31.9 million for the same period of the prior year.

“I am pleased to report that our quarterly results were in line with our guidance, excluding the net impact of the earlier than expected closing of the Med-Staff acquisition. While year over year revenue grew 5% in the second quarter, our Adjusted EBITDA declined due to increased investment in our core healthcare staffing business, including the substantial expansion of our hospital-focused Cross Country Staffing sales and marketing organization along with capacity and nurse sourcing initiatives undertaken last year,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

Mr. Boshart continued, “Given the challenging environment, we sustained second quarter gross margins in our healthcare staffing segment on a year over year basis by continuing to demonstrate discipline in the spread between our bill-rate and pay-rate. As a result, we believe we increased market share while continuing to focus our activities to position the Company to become the primary provider of service to the major users of temporary nurse staffing services.”

“Our business continues to be affected by the current economic environment and the degree to which it is influencing the willingness of full- and part-time nurses to work additional hours at prevailing wage rates for hospital employers. While demand for our services weakened during the early part of the second quarter, our conversion rate of applicant submissions has continued to move unfavorably, and the volume of placements was below last year’s levels, we are somewhat encouraged by a recent research report of a modest upturn in hospital patient census. This coincides with a steady increase in the number of our open orders from hospital clients, which has strengthened each week since the end of May,” Mr. Boshart added.

Healthcare Staffing

For the second quarter ended June 30, 2003, the healthcare staffing business segment (travel and per diem nurse, allied health and clinical research trials staffing) generated revenue of $153.5 million, a 6% increase over revenue of $145.0 million in the prior year quarter. The increase was attributable to the recently acquired Med-Staff business, which accounted for approximately $10.9 million of revenue. Excluding Med-Staff, healthcare staffing segment revenue declined 2% from the year ago quarter, primarily reflecting a year over year decrease in travel nurse staffing.

In the second quarter, travel nurse staffing volume improved both on a year over year and sequential basis due to the Med-Staff acquisition. Excluding Med-Staff, the healthcare staffing segment experienced a seasonal decline in FTE’s from the first quarter as well as a year over year decline of approximately 4%.

Contribution income (defined as earnings before interest, income taxes, depreciation and amortization and corporate expenses not specifically identified to a reporting segment), decreased slightly in the second quarter of 2003 to $19.3 from $19.5 million in the same quarter a year earlier, reflecting higher spending related to sales and marketing activities offset by the contribution from Med-Staff.

For the first six months of 2003, segment revenue increased on a year-over-year basis by 3% to $301.7 million from $291.6 million in the same period a year ago, and contribution income declined by 3% to $38.2 million compared to $39.5 million in the prior year period.

Other Human Capital Management Services

For the second quarter of 2003, the other human capital management services business segment (education and training, healthcare consulting, and retained search services) generated revenue of $12.4 million, a 10% decrease from the same quarter in the prior year. This was due to substantially lower healthcare search placement fees and marginally lower healthcare consulting fees. Contribution income in the second quarter of 2003 declined 43% to $1.2 million from $2.1 million in the same quarter a year ago. This decline is primarily due to the combined effect of lower revenue in the search business as well as higher general and administrative expenses both in the search and consulting businesses.

For the first six months of 2003, revenue for the other human capital management services segment was essentially flat on a year over year basis at $25.2 million compared to revenue of $25.3 million for the first six months of 2002, while contribution income declined 28% to $2.7 million from $3.7 million in the prior year period.

Stock Repurchase Program Update

During the second quarter of 2003, Cross Country Healthcare purchased 153,800 shares of its common stock at an average cost of $12.33 per share. The cost of such purchases was approximately $1.9 million. As a result of the discussions leading up to Cross Country Healthcare’s announcement on May 8, 2003 concerning its agreement to acquire the Med-Staff business, the Company had refrained from purchasing shares pursuant to its stock buy-back program during the first quarter and approximately the first six weeks of the second quarter of 2003. Since initiating its current stock buy-back program in November 2002, the Company has purchased 588,800 shares of its common stock at an average cost of $13.44 per share. The cost of such purchases was approximately $7.9 million. Under the remainder of the current authorization, the Company can purchase up to an additional 911,200 shares at an aggregate price not to exceed approximately $17.1 million. Under this program, the shares may be purchased from time-to-time in the open market. The repurchase program may be discontinued at any time at the discretion of the Company. At June 30, 2003, the Company had approximately 32.2 million shares outstanding.

Guidance for Third and Fourth Quarter 2003

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, other business combinations, or the repurchase of the Company’s common stock.

Based on the present demand dynamics in the healthcare staffing services marketplace, for the third quarter of 2003, Cross Country Healthcare is projecting revenue to be in the $184 million to $190 million range and EPS to be in the range of $0.22 to $0.24 per diluted share. For the fourth quarter of 2003, the Company expects revenue to be in the $184 million to $198 million range and EPS to be in the range of $0.22 to $0.26 per diluted share. Cross Country Healthcare intends to update its guidance quarterly.

Cross Country Healthcare will hold a conference call on Thursday, August 7th, at 10:00 a.m. Eastern Time to discuss its second quarter 2003 financial results. This call will be webcast live by CCBN and can be accessed at the Company’s web site at www.crosscountry.com or by dialing 877-915-2769 from anywhere in the U.S. or by dialing 773-756-4621 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through August 29th. A replay of the conference call will be available by telephone from approximately 12:00 p.m. Eastern Time on August 7th until 11:59 p.m. Eastern Time on August 29th by calling 800-296-5165 from anywhere in the U.S. or 402-220-3816 from non-U.S. locations.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has an active client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate web site to automatically receive the Company’s press releases by e-mail.

This release contains forward-looking statements and certain terms that represent non-GAAP financial measures. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects”, "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, and other factors set forth under the caption "Risk Factors" in the Company's 10-K for the year ended December 31, 2002. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur. While it is the Company's intention to update its guidance quarterly, it should not be assumed that its silence over time means that actual events are occurring as expressed or implied in such forward-looking statements.

# # #

For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.
Condensed Consolidated Statements of Operations (1)
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2003	2002	Change	2003	2002	Change

Revenue from services	$165,912	$158,738	5%	$326,915	$316,904	3%
Operating expenses:
Direct operating expenses	124,928	118,068	6%	246,409	238,223	3%
Selling, general and administrative expenses	26,383	24,317	8%	51,396	46,389	11%
Bad debt expense	-	74	(100%)	-	359	(100%)
Depreciation	1,038	740	40%	2,106	1,471	43%
Amortization	818	785	4%	1,565	1,555	1%
Loss on early extinguishment of debt (a)	960	-	ND	960	-	ND
Non-recurring secondary offering costs	16	-	ND	16	1,008	(98%)
Total operating expenses	154,143	143,984	7%	302,452	289,005	5%
Income from operations	11,769	14,754	(20%)	24,463	27,899	(12%)
Other expenses:
Interest expense, net	655	1,009	(35%)	1,241	2,156	(42%)
Income from continuing operations before income taxes	11,114	13,745	(19%)	23,222	25,743	(10%)
Income tax expense	4,301	5,292	(19%)	8,987	10,077	(11%)
Income from continuing operations (a)	6,813	8,453	(19%)	14,235	15,666	(9%)
Discontinued operations, net of income taxes	17	(421)	104%	(354)	(637)	44%
Net income	$6,830	$8,032	(15%)	$13,881	$15,029	(8%)

Net income/(loss) per common share - basic :
Income from continuing operations (a)	$0.21	$0.26		$0.44	$0.49
Discontinued operations, net of income taxes	0.00	(0.01)		(0.01)	(0.02)
Net income per common share - basic :	$0.21	$0.25		$0.43	$0.47

Net income/(loss) per common share - diluted :
Income from continuing operations (a)	$0.21	$0.25		$0.44	$0.46
Discontinued operations, net of income taxes	0.00	(0.01)		(0.01)	(0.02)
Net income per common share - diluted :	$0.21	$0.24		$0.43	$0.44

Weighted average common shares outstanding - basic	32,225	32,400		32,236	32,316
Weighted average common shares outstanding - diluted	32,581	34,000		32,593	33,998

Cross Country Healthcare, Inc.
Reconciliation of Adjusted EBITDA to Net Income (b)
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Adjusted EBITDA (b)	$13,641	$16,279	$28,150	$31,933
Depreciation and amortization	(1,856)	(1,525)	(3,671)	(3,026)
Non-recurring secondary offering costs	(16)	-	(16)	(1,008)
Interest expense, net	(655)	(1,009)	(1,241)	(2,156)
Income tax expense	(4,301)	(5,292)	(8,987)	(10,077)
Discontinued operations, net of income taxes	17	(421)	(354)	(637)
Net income	$6,830	$8,032	$13,881	$15,029

———————

(1)

Certain amounts in the 2002 information have been reclassified to conform to the 2003 presentation primarily related to the adoption of EITF Issue No. 01-14, which relates to the reclassification of reimbursable out of pocket expenses to revenue.

ND  Not determinable

(a)

Includes the write-off of loan fees associated with the early retirement of debt using proceeds from Cross Country Healthcare's refinancing in connection with the Med-Staff acquisition. The after-tax impact on diluted earnings per share from continuing operations is $(.02) per share for the three and six months ended June 30, 2003.

(b)

Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest, income taxes, depreciation, amortization, and non-recurring secondary offering costs. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a key measure used by management to evaluate its operations and provide useful information to investors. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	June 30,	December 31,
	2003	2002
	(unaudited)
Current assets:
Cash and cash equivalents	$14,283	$17,210
Accounts receivable, net	112,939	97,641
Income taxes receivable	2,660	1,816
Assets from discontinued operations, net	-	248
Other current assets	11,909	11,163
Total current assets	141,791	128,078
Property and equipment, net	12,502	12,394
Goodwill, net	308,687	226,116
Trademarks, net	15,749	15,749
Other identifiable intangible assets, net	10,289	7,113
Other assets	3,276	1,150
Total assets	$492,294	$390,600

Current liabilities:
Accounts payable and accrued expenses	$2,632	$3,297
Accrued employee compensation and benefits	34,043	29,663
Current portion of debt and note payable	6,275	14,362
Liabilities from discontinued operations, net	19	186
Other current liabilities	5,470	2,422
Total current liabilities	48,439	49,930
Interest rate swap	-	606
Deferred income taxes	11,013	10,779
Long-term debt	118,916	28,453
Total liabilities	178,368	89,768
Commitments and contingencies
Stockholders' equity:
Common stock	3	3
Additional paid-in capital	257,396	258,489
Other stockholders' equity	56,527	42,340
Total stockholders' equity	313,926	300,832
Total liabilities and stockholders' equity	$492,294	$390,600

Cross Country Healthcare, Inc.
Segment Data (1)
(unaudited, amounts in thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2003	2002	Change	2003	2002	Change

Revenues:
Healthcare staffing	$153,483	$144,986	6%	$301,726	$291,619	3%
Other human capital management services	12,429	13,752	(10%)	25,189	25,285	(0%)
	$165,912	$158,738	5%	$326,915	$316,904	3%

Contribution income (a):
Healthcare staffing	$19,336	$19,549	(1%)	$38,227	$39,452	(3%)
Other human capital management services	1,224	2,149	(43%)	2,651	3,683	(28%)
Unallocated corporate overhead	(5,959)	(5,419)	10%	(11,768)	(11,202)	5%
Loss on early extinguishment of debt	(960)	-	ND	(960)	-	ND
Adjusted EBITDA (b)	$13,641	$16,279	(16%)	$28,150	$31,933	(12%)

Cross Country Healthcare, Inc.
Financial Statistics (1)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2003	2002		2003	2002

Adjusted EBITDA - ($000) (b)	$13,641	$16,279		$28,150	$31,933
Adjusted EBITDA as % of revenue	8.2%	10.3%		8.6%	10.1%
FTEs (c)	5,735	5,475		5,625	5,579
Weeks worked (d)	74,555	71,175		146,250	145,054
Average healthcare staffing revenue per FTE per week (e)	$2,059	$2,037		$2,063	$2,010

———————

(1)

Certain amounts in the 2002 information have been reclassified to conform to the 2003 presentation.

ND  Not determinable

(a)

Defined as earnings before interest, income taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment.  Contribution income is a financial measure used by management when assessing segment performance.

(b)

Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest, income taxes, depreciation, amortization, and non-recurring secondary offering costs. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a key measure used by management to evaluate its operations and provide useful information to investors. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(c)

FTEs represent the average number of contract staffing personnel on a full-time equivalent basis.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average healthcare staffing revenue per FTE per week is calculated by dividing the healthcare staffing revenue by the number of weeks worked in the respective periods. Healthcare staffing revenue includes revenue from permanent placement of nurses.